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                                    FORM 8-K

                         PATRIOT SCIENTIFIC CORPORATION



                                  EXHIBIT 10.4

                            Stock Purchase Agreement
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Dorothy Howson, Secretary
Sea, Ltd.
P.O. Box N-918
Nassau, Bahamas

                            STOCK PURCHASE AGREEMENT
                               November 29, 1995

Dear Ms. Howson:

As a result of our recent discussions on the subject and as president and chief executive officer of Patriot Scientific Corporation I am authorized to offer SEA the following in exchange for a cash investment in Patriot:

1. This Stock Purchase Agreement is between Sea, Ltd. (SEA) and Patriot Scientific Corporation (Patriot or Company), a publicly traded company with its main office in Poway, California.

2. I hereby represent that Patriot is a debt-free company (no long term debt) and that the proceeds are for working capital and none of the proceeds is for the purpose of debt liquidation.

3. In exchange for an immediate cash purchase of $250,000, SEA will be issued 500,000 shares of Patriot common stock priced at $.50 per share. These shares will bear a restrictive legend.

4. The shares to be issued have not been registered under the Securities Act of 1933, they are being issued in reliance upon an exemption from the registration requirements for private placements. You understand that any resale must be made in compliance with the terms of Rule 144 or upon an exemption or registration. Patriot agrees however to register the shares (including those in Item 5 below) in any future registration statement filed by Patriot (other than registration statements filed in connection with employee benefit plans or mergers) for a period of three years after the closing subject to customary terms and conditions relating to such registration rights including limitations imposed by underwriters. We also agree, that upon your request, to use our reasonable best efforts to effect a registration of the shares, subject to the limitations and restrictions generally associated with demand registration rights.

5. In connection with the above, you are hereby granted a non-transferable Warrant to purchase an additional 500,000 shares at the same price of $.50 per share until February 1, 1996.

6. You represent that Sea, Ltd. has such knowledge and experience in financial and business matters so as to enable Sea, Ltd. to evaluate the merits and risks of an investment in the shares and to make an informed decision with respect thereto.

7. You acknowledge that you have had access to all of our regulatory filings and have had the opportunity to ask questions concerning the Company and all questions have been answered to your satisfaction.

8. In addition, the Company is interested in securing a line of credit to be used in the ordinary course of business as needed and your assistance in obtaining such would be greatly appreciated.

If the above meets with your understanding and approval please sign in the space provided below and fax a copy to 619.486.3922 and we will proceed accordingly. Upon receipt of $250,000 we will immediately order a stock certificate from the company transfer agent (Interwest Transfer) in the amount of 500,000 shares.

For your information it should only take a few days for the transfer agent to cut your certificate and it will be mailed per your instructions. This offer expires November 30, 1995.

Sincerely,

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
Signature                                                           11-29-95
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Elwood G. Norris                                                      Date
President & CEO


Signature                                                           11-30-95
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Sea, Ltd.                                                             Date
Linda M. Wilde, Secretary
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